Exhibit 10.17

Contract for Sales of Coal

Contract No.:2010BLMY-SCH

Place of Execution: Anyang City

Time of Execution: December 29, 2009

Seller: Anyang County Bailianpo Coal Co., Ltd.

Buyer: Henan Shuncheng Group Coal Coke Co., Ltd

1.	Receiver, Delivery Station, Commodity Specification, Quantity, Delivery Time and Quantity

Receiver	Time and Quantity of Delivery (ton)
	Annual	1st Quarter			2nd Quarter			3rd Quarter			4th Quarter
Henan		1	2	3	4	5	6	7	8	9	10	11	12
Shuncheng Group Coal Coke Co., Ltd	150000	12500	12500	150000	12500	12500	150000	12500	12500	150000	12500	12500	12500

2.	Place and Method of Delivery: at the Seller’s mine field

3.
Quality and Quantity Inspection & Acceptance Standards: In accordance with Administrative Measures on Coal Transportation and Delivery and its implementation rules. Parties hereof shall collect valid commercial coal data through data collection in accordance with international standard GB474-1996, GB 475- 1996, GB/T211, GB/T213, GB/T214.

4.
Unit Price for Coal and Validity Term: Due to negotiations by Parties hereof, the base price inclusive of tax is RMB710 per ton with a validity term commencing from 1 January 2010 to 31 December 2013. The price during the term should be based on the standard price published by large Mining Bureau in China: if such published standard price for a single month is increased less than 10% compared with that of the last month, the Seller shall not adjust its contract price; if such published standard price is increased or decreased more than 10% compared with that of the last month, then such newly  standard price published by large Mining Bureau in China shall be applicable.

5.	Time and Method for Settlement of Coal Price, Freight and Miscellaneous Charges: Payment shall be effected upon Seller’s delivery after its short journey transportation.

6.
Breach of Contract: In case any breach of contract occurs, it shall be settled in accordance with the Contract Law; and neither party shall be liable for breach of contract arising from any Force Majeure.

7.
Settlement of Dispute: in case that the Buyer finds any shortage, quality dispute or other abnormal situations in the inspection & acceptance procedure, the Buyer shall, within 48 hours upon receipt of the coal, notify the Seller not to unload the coal or store the coal in a separate place; then Parties hereof shall negotiate to settle such dispute in accordance with related national standard as stipulated by GB/T18666-2002; or Parties hereof may conduct laboratory test together and make test results as the settlement foundation or entrust an independent third party to conduct laboratory test and make test results as the  settlement foundation; otherwise, it shall be considered as that the Buyer puts forward no objection.

8.
Others: (1). the quantity measurement shall be in line with the mine field’s data ; if the Buyer intends to check whether there is any shortage in quantity, the Buyer shall use a track scale with qualified certificate to measure or data otherwise obtained is invalid.  It shall be considered as occurrence of shortage if the Buyer’s inspection settlement quantity is less than the Seller’s settlement quantity, based on the formula: inspection settlement quantity = {actual quantity * (100-inspection water content)/(100-settlement water content) }+Seller’s sent-out quantity * 1.2%.

(2) Quality issues shall be in line with results from the Seller’s laboratory test; in case the Buyer conducts group sequential inspections regarding Seller-delivered coal of same batch, then quality and quantity issues shall be determined by means of weighted average inspection results. Dispute shall be considered as in existence if difference between the Seller and Buyer’s laboratory test results exceeds the allowable error as stipulated by GB/T 18666-2002.

(3) Parties hereof shall settle any dispute through their own friendly negotiation; if no settlement acceptable by both parties is reached, either party may sue to court where the goods is dispatched, and judgment by the court shall be binding upon both parties.

Seller	Buyer
Company Name: Anyang County Bailianpo Coal Co., Ltd. Location: Anyang City Legal Representative: /s/ Ji He Telephone: P.O. Box:	Company Name: Henan Shuncheng Group Coal Coke Co., Ltd Location: Industry Road, Tongye Town Legal Representative: /s/ Wang Cun Guo Telephone:0372 5608958 P.O. Box:

Validity Period: 1January 2010 to 31 December 2013